UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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MidSouth Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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MIDSOUTH BANCORP, INC.

102 Versailles Boulevard
Versailles Centre
Lafayette, Louisiana 70501

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Lafayette, Louisiana
April 23, 2010

We will hold our annual shareholders meeting on Wednesday, May 26, 2010, at 1:00 p.m., local time, at our corporate offices, 102 Versailles Blvd., Lafayette, Louisiana 70501, where we will vote upon:

1.	the election of three directors for a term to expire in 2013;
2.	a proposal to approve a non-binding advisory resolution on the compensation of our named executive officers;
3.
a proposal to approve an amendment to our Amended and Restated Articles of Incorporation to increase the number of authorized shares of our common stock, $0.10 par value per share, from 10,000,000 shares to 30,000,000 shares; and

4.	such other matters as may properly come before the meeting or any adjournments.

The items of business listed above are more fully described in the Proxy Statement accompanying this notice.  If you were a holder of our common stock on March 31, 2010, you are entitled to notice of and to vote at the meeting.

Your vote is important. Whether or not you expect to attend the annual meeting, it is important that your shares be represented and voted at the meeting.

PLEASE MARK, SIGN, DATE, AND PROMPTLY RETURN YOUR PROXY BY FOLLOWING THE INSTRUCTIONS FOR VOTING BY MAIL, OR SUBMIT YOUR PROXY BY FOLLOWING THE INSTRUCTIONS FOR VOTING BY PHONE OR ON THE INTERNET.  THANK YOU.
BY ORDER OF THE BOARD OF DIRECTORS
/s/ Karen L. Hail
Karen L. Hail
Senior Executive Vice President
Secretary to the Board

MIDSOUTH BANCORP, INC.

102 Versailles Boulevard
Versailles Centre
Lafayette, Louisiana 70501

PROXY STATEMENT

This Proxy Statement is being sent to our shareholders to solicit on behalf of our Board of Directors proxies for use at our annual shareholders meeting to be held on Wednesday, May 26, 2010, at 1:00 p.m. at our corporate offices, located at 102 Versailles Boulevard, Versailles Center, Lafayette, Louisiana and at any adjournments thereof.  Directions to the annual meeting may be obtained by calling Sally Gary at (337) 593-3010.  This Statement is first being mailed to shareholders on or about April 23, 2010.  As used in this Proxy Statement, the terms, “we,” “us,” “our” and the “Company” refer to MidSouth Bancorp, Inc.

Only holders of our common stock as of close of business on March 31, 2010, are entitled to notice of and to vote at the Meeting.  On that date we had outstanding 9,723,268 shares of stock, each of which is entitled to one vote.

The presence, in person or by proxy, of holders of a majority of our common stock is needed to make up a quorum for the Annual Meeting.  Abstentions will be treated as present for purposes of determining a quorum.  In addition, shares held by a broker as nominee (i.e., in “street name”) that are represented by proxies at the Annual Meeting, but that the broker fails to vote on one or more matters as a result of incomplete instructions from a beneficial owner of the shares (“broker non-votes”), will also be treated as present for quorum purposes.  Unlike for prior Annual Meetings, under recent amendments to the rules of the New York Stock Exchange applicable to brokers, the election of directors is no longer considered a “routine” matter as to which brokers may vote in their discretion on behalf of clients who have not furnished voting instructions with respect to the election of directors.  As a result, if you hold your shares in street name and do not provide your broker with voting instructions, your shares will not be voted at the Annual Meeting with respect to the election of directors.

The proposal to elect directors to serve as members of our Board of Directors requires the affirmative vote of a plurality of the shares of common stock present, in person, or represented by proxy at the Annual Meeting.  “Plurality” means that the individuals who receive the largest number of votes are elected as directors, up to the maximum number of directors to be chosen.  As a result, abstentions and broker non-votes will have no effect on this proposal.  Approval of our proposal to approve a non-binding resolution regarding the compensation of our named executive officers requires a majority of the votes cast at the Annual Meeting.  Accordingly, abstention and broker non-vote will not count as a vote in favor of or against this proposal.  The proposal to amend our Articles of Incorporation to increase our authorized common stock requires the approval of a majority of the shares present at the Annual Meeting, in person or by proxy.  As a result, abstentions and broker non-votes will count as votes against such proposal.  Each of these proposals was unanimously recommended by our Board of Directors.  If any proposal comes before the Annual Meeting that has not been recommended by a majority of our “Continuing Directors,” as defined in our Amended and Restated Articles of Incorporation (the “Articles of Incorporation”), then approval of any such proposal requires the affirmative vote of at least 80% of the “Total Voting Power” of the Company, as defined in our Articles of Incorporation.

You may vote your shares by any one of the following methods:

•	By mail: Mark your votes, sign and return the proxy card or vote instruction form in the enclosed postage paid envelope.

•	By Internet: Log onto the website indicated on your enclosed proxy card or vote instruction form.

•	You may attend the Annual Meeting in person and use a ballot to cast your vote.

If you vote by the Internet, you do not need to send in your proxy card or vote instruction form. The deadline for Internet voting will be 11:59 p.m., Central Time, on May 25, 2010.  If your shares are held in street name, and you wish to vote your shares at the Annual Meeting, you will need to contact your bank, broker or other nominee to obtain a legal proxy form that you must bring with you to the meeting to exchange for a ballot.

All proxies received in the enclosed form will be voted as you specify.  If you sign and return your proxy form but do not specify how to vote your shares, your shares will be voted for the election of the persons named herein, for the resolution to approve our compensation resolution and for the amendment to our Articles of Incorporation.  We do not know of anything else to be presented at the Meeting other than the election of directors, approval of the non-binding advisory resolution, and amendment to our Articles of Incorporation, but if anything else does come up, the persons named in the enclosed proxy will vote the shares covered by the proxy as determined by the Board of Directors.

You have the right to change and revoke your proxy at any time before the Annual Meeting.  If you hold your shares in your name, you may contact our Corporate Secretary and request that another proxy card be sent to you. Alternatively, you may use the Internet to re-vote your shares, even if you mailed your proxy card or previously voted using the Internet.  The latest-dated, properly completed proxy that you submit, whether through the Internet or by mail will count as your vote.  Please note that if you re-vote your shares by mail, your re-vote will not be effective unless it is received by our Corporate Secretary at the address specified herein prior to the Annual Meeting. If your shares are held in street name, you must contact your broker or other nominee and follow its procedures for changing your vote.

The cost of soliciting proxies will be borne by us.  In addition to the mail, proxies may be solicited by our directors and officers through personal interview, telephone, telegraph, facsimile, Internet and e-mail.  Banks, brokerage houses and other nominees or fiduciaries may be asked to forward these materials to their principals and to get authority to execute proxies, and we will, upon request, reimburse them for their expenses in so acting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY
MATERIALS FOR OUR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 26, 2010.

Our Proxy Statement for the 2010 Annual Meeting and our Annual Report to shareholders for  the year ended December 31, 2009 is available at https://bnymellon.mobular.net/bnymellon/msl.

ANNUAL MEETING BUSINESS

Item 1.  Election of Directors

Our Articles of Incorporation provide for three classes of directors, with one class to be elected at each annual meeting for a three-year term.  At the Annual Meeting, three Class II Directors will be elected to serve until the 2013 annual meeting or their earlier resignation, removal or death and until their successors are elected and qualified.

Unless you withhold authority, the persons named in the enclosed proxy will vote the shares covered by the proxies received by them for the re-election of the three Class II director nominees named below.  If for some reason one or more nominees refuse to stand for re-election at the Annual Meeting, the shares will be voted in favor of such other persons as the Board chooses.

Other than the Board, only shareholders who have complied with the procedures of Article IV (H) of our Articles of Incorporation may nominate a person for election.  To do so, you must have given us written notice by the applicable date, of the following:

(1) as to each person whom you propose to nominate:

(a) his or her name, age, business address, residence address, principal occupation or employment,

(b) the number of shares of our stock of which the person is the beneficial owner and

(c) any other information relating to the person that would be required to be disclosed in solicitations of proxies for the election of directors by Regulation 14A under the Securities Exchange Act of 1934; and

(2) as to you:

(a) your name and address,

(b) the number of shares of our stock of which you are the beneficial owner and

(c) a description of any agreements, arrangements or relationships between you and eachperson you want to nominate.

An inspector, not affiliated with us, appointed by our Secretary, will determine whether the notice provisions were met.  If they determine that you have not complied with Article IV (H), your nomination will be disregarded.  No shareholder nominations for director were received in connection with this Annual Meeting.

The following table gives information as of March 31, 2010, about each director nominee and each other current director, including information regarding why we believe such person should serve as a director of the Company.  Unless otherwise indicated, each person has had the principal occupation shown for at least the past five years.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES.

Directors Nominees for terms to expire in 2013 (Class II Directors)
Name	Age	Principal Occupation	Year First Became Director
Will Charbonnet, Sr.	62	Our Chairman of the Board; Treasurer and Managing Director of Crossroads Catholic Bookstore (non-profit corporation); Controller of Philadelphia Fresh Foods, L.L.C. Mr. Charbonnet’s financial expertise, business experience and strong analytical skills are helpful to the Board’s ability to direct the affairs of a highly regulated company.	1984
Clayton Paul Hilliard	84	President of Badger Oil Corporation, Convexx Oil and Gas, Inc., and Warlord Oil Corporation; Manager, Uniqard, L.L.C. Mr. Hilliard's experience as owner and President of an oil field service business provides the Board with insight into the oil and gas industry, which industry comprises a large portion of the Bank's customers.	1984
Joseph V. Tortorice, Jr.	60	C.E.O., Deli Management, Inc. Mr. Tortorice’s business experience as a successful entrepreneur and familiarity with the community are valuable in directing the affairs of the Company.	2004

Directors whose terms expire in 2011 (Class III Directors)
Name	Age	Principal Occupation	Year First Became Director
James R. Davis, Jr.	57	President, Davis/Wade Financial Services, L.L.C.; Chairman of our Audit Committee Mr. Davis’ professional experience as a successful entrepreneur provides the Board with business insight and analytical skills that are necessary to direct the Company’s affairs in this difficult and highly regulated environment.	1991
Karen L. Hail	56	Our Senior Executive Vice President and Director of Asset Procurement Ms. Hail’s experience in the banking industry, her involvement in various organizations, and her extensive contacts within the communities in which we operate are valuable to the Company.	1988
Milton B. Kidd, III, O.D.	61	Optometrist, Kidd & Associates, L.L.C. Dr. Kidd’s professional and entrepenuerial experience in addition to his business and family contacts in the banking community are assets to the Board.	1996

R. Glenn Pumpelly	51	President/C.E.O., Pumpelly Oil Company, L.L.C. Mr. Pumpelly’s professional experience as a successful owner of a petroleum marketing company as well as his involvement on various boards provides the Board with business insight and analytical skills that are necessary to direct the Company’s affairs in this difficult environment.	2007

Directors whose terms expire in 2012 (Class I Directors)
Name	Age	Principal Occupation	Year First Became Director
C. R. Cloutier	63	Our President and C.E.O., and President and C.E.O. of our subsidiary, MidSouth Bank, N.A. Mr. Cloutier’s experience in the banking industry, service on the Federal Reserve Board, and his extensive contacts and involvement within the communities in which we operate and on the national scene are valuable to leading the Board through the current economic environment.	1984
J. B. Hargroder, M.D.	79	Physician, Retired; Vice Chairman of our Board Dr. Hargroders’ business experience in the medical field, his grasp in dealing with government regulations, and his familiarity with his community are assets to the board.	1984
Timothy J. Lemoine	59	Construction Consultant Mr. Lemoine’s vast business experience and considerable knowledge of the construction industry are critical to providing insight to the Company.	2007
William M. Simmons	76	Investor, Retired Mr. Simmon’s entrepreneurial experience and business combined with his family contacts within the communities in which we operate are invaluable to the Company.	1984

Item 2.  Proposal to Approve a Non-binding Advisory Resolution on the Compensation of our Named Executive Officers

 As a result of our participation in the Capital Purchase Program (the “CPP”) of the U.S. Department of the Treasury’s Troubled Asset Relief Program we are subject to the provisions of the Emergency Economic Stabilization Act of 2008 (“EESA”), which was recently amended by the American Recovery and Reinvestment Act of 2009 (“ARRA”) to provide additional executive compensation requirements.

Per the additional requirements defined by the ARRA, we submit to our shareholders a non-binding resolution to approve the compensation of our named executive officers (the “Named Executive Officers” or “NEOs”), as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, the executive compensation tables and the other related disclosure.  Shareholders are encouraged to carefully review the executive compensation sections of this Proxy Statement outlining the Company’s executive compensation program.  Accordingly, the Board of Directors hereby submits for shareholder consideration, the resolution set forth below, commonly known as a “say-on-pay proposal,”

“Resolved, that the shareholders hereby approve the compensation of our named executive officers as reflected in the Proxy Statement for the Annual Meeting and as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, which disclosure includes the Compensation Discussion and Analysis, the compensation tables and all related material in the Proxy Statement.”

The Board of Directors believes that the Company’s compensation policies and procedures are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of shareholders, and, accordingly, recommends a vote in favor of this resolution.

If this resolution is not approved by our shareholders, such a vote shall not be construed as overruling a decision by the Board of Directors or Personnel Committee of the Board, nor create or imply any additional fiduciary duty by the Board of Directors or the Personnel Committee, nor shall such a vote be construed to restrict or limit the ability of our shareholders to make proposals for inclusion in proxy materials related to executive compensation. Notwithstanding the foregoing, the Board of Directors and the Personnel Committee will consider the non-binding vote of our shareholders on this resolution when reviewing compensation policies and practices in the future.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSED RESOLUTION ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

Item 3.  Proposal to Amend our Amended and Restated Articles of Incorporation to Increase the Number of Authorized Shares of our Common Stock, $0.10 Par Value Per Share, from 10,000,000 Shares to 30,000,000 Shares

Background

Our Board of Directors is requesting shareholder approval of an amendment to our Articles of Incorporation to increase our authorized number of shares of common stock from 10,000,000 shares to 30,000,000 shares.   This proposal would amend subpart A of Article III of the Articles of Incorporation to read in its entirety as follows with respect to total shares of capital stock authorized:

“A.  Authorized Stock.  The Corporation shall have the authority to issue 35,000,000 shares of capital stock, of which 30,000,000 shares shall be Common Stock, $0.10 par value per share, and 5,000,000 shares shall be Preferred Stock, no par value per share.”

As of March 31, 2010, there were 9,873,744 shares of common stock issued, and 9,723,267 shares outstanding.  In addition, we had 61,368 shares reserved for issuance upon the exercise of outstanding equity incentive awards and 104,384 shares reserved for issuance upon conversion of the warrants held by the U.S. Department of the Treasury (the “Treasury”) that we issued as part of our participation in the CPP.  Accordingly, we have only approximately 111,000 shares of common stock currently available for future issuances.

Under Louisiana law, we may issue shares of common stock only to the extent such shares have been authorized for issuance under our Articles of Incorporation.  The additional common stock to be authorized by adoption of this proposed amendment would have rights identical to our currently authorized and outstanding common stock.  Adoption of the proposed amendment and issuance of any additional shares of common stock would not affect the rights of the holders of our currently outstanding common stock, except for effects incidental to increasing the number of shares of our common stock outstanding, such as dilution of the voting rights of current shareholders.

Purpose and Effect of the Increase in the Amount of Our Authorized Common Stock

Our Board of Directors believes it is desirable to have additional shares of common stock available to provide additional flexibility to use our capital stock for business and financial purposes in the future.

The additional shares may be used for various purposes without further shareholder approval, subject to applicable laws and NYSE AMEX listing requirements that may require shareholder approval for certain issuances of additional shares.  These purposes may include: raising capital; establishing strategic relationships with other companies; expanding our business through acquisitions; providing equity incentives to our employees and directors; and other purposes.  With so few authorized but unissued shares currently available, the Board is currently limited in its ability to pursue additional capital raises that could be used to further increase our capital position to take advantage of strategic opportunities.  In order to allow for sufficient shares for our public stock offering completed in December 2009, the Board of Directors suspended any additional grants under our 2007 Omnibus Incentive Plan (the “Incentive Plan”) and released shares previously reserved under the Incentive Plan for distribution in the offering.  The Board of Directors does not anticipate lifting the suspension of grants under the Incentive Plan until the amendment to increase our authorized common stock is approved.  As a result, unless the amendment is approved, the Board’s ability to make equity incentive grants to our officers and employees will be extremely limited, which could make it more difficult for us to recruit and retain personnel.  As a result, the Board of Directors has determined that the proposed amendment to the Articles of Incorporation is desirable and in its shareholders’ best interest.

If the amendment is approved, we expect that the Board will lift the suspension it imposed on grants under the Incentive Plan and will issue awards to our officers and employees, although no awards have been made as of the date of this Proxy Statement.  Other than the anticipated grant of any such awards, shares of common stock currently reserved for issuance under our existing equity incentive plans and upon conversion of our outstanding warrants held by the Treasury, we currently do not have any plans or arrangements to issue additional shares of common stock.

If approved by shareholders at the Annual Meeting, the amendment to increase our authorized common stock will become effective upon the filing of Articles of Amendment to our Articles of Incorporation with the Louisiana Secretary of State, which such filing we expect to make promptly after approval of our shareholders at the Annual Meeting.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AMEND OUR ARTICLES OF INCORPORATION TO INCREASE OUR AUTHORIZED COMMON STOCK.
Item 4.   Such other matters as may properly come before the meeting or any adjournments

The Board of Directors knows of no other matters to be brought before the shareholders at the meeting.  If other matters are presented for a vote at the meeting, the proxy holders will vote shares represented by properly executed proxies as directed by the Board of Directors.  At the meeting, management will report on our business and shareholders will have the opportunity to ask questions.

Corporate Governance

Shareholder, Board and Committee Meetings.  During 2009 the Board of Directors had 12 meetings, and each director attended at least 75% of the total number of meetings held of the Board and committees of which he or she was a member.  While we encourage all Board members to come to annual shareholder meetings, there is no formal policy as to their attendance.  All of our directors attended the 2009 Annual Meeting.

Board Independence.  Each year, our Corporate Governance and Nominating Committee review the relationships that each director has with us and with other parties.  Only those directors who do not have any relationships that keep them from being independent within the meaning of applicable NYSE Amex rules and who the Committee finds have no relationships that would interfere with the exercise of independent judgment in carrying out their responsibilities are considered to be “independent directors.” The Committee reviews a number of factors to evaluate independence, including the directors’ relationships with us and our competitors, suppliers and customers; their relationships with management and other directors; the relationships their current and former employers have with us; and the relationships between us and other companies of which they are directors or executive officers. After evaluating these factors, the Board determined that Messrs. Charbonnet, Davis, Hargroder, Hilliard, Kidd, Lemoine, Pumpelly, Simmons and Tortorice are independent within the meaning of applicable NYSE Amex and SEC rules.

Leadership Structure and Risk Management.  The Board believes that our leadership structure, with separate persons serving as our Chairman of the Board and CEO, is in the best interests of our shareholders at this time.  We believe this structure recognizes the differences between the two roles.  Our CEO is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while our Chairman of the Board provides guidance to our CEO and sets the agenda and presides over meetings of the full Board of Directors.  We believe that the role of a separate Chairman, who is also an outside director, also helps enhance the independent oversight of management of the Company and helps to ensure that the Board is fully engaged with the Company’s strategy and how well it is being implemented.

In addition to the roles outlined above, the Board takes an active role in overseeing the management, operations, risk and soundness of the Company.  The Chairman of the Board and the Audit Committee Chairman serve as voting members of the Special Asset Committee.  In addition, the Chairman of the Company’s Audit Committee also chairs the Company’s Risk Committee.  The Risk Committee assures that the Company and the Bank maintain an effective system for identifying, measuring, monitoring, and controlling entity wide risk.  The Committee also provides for the oversight of the quality and integrity of accounting, financial reporting, risk management, and control practices of the Company.  We believe that such active Board participation strengthens the Company’s operations.

Shareholder Communications.  Shareholders may communicate directly with the Board or the individual chairmen of committees by writing directly to them at P. O. Box 3745, Lafayette, LA  70502. We will forward, and not screen, any mail we receive that is directed to an individual, unless we believe the communication may pose a security risk.

Code of Ethics.  The Board has adopted a Code of Ethics for our directors, officers and employees to promote honest and ethical conduct, full and accurate reporting, and compliance with laws as well as other matters.  A copy of the Code of Ethics is posted on the Investor Relations page of our website at www.midsouthbank.com. A printed copy of our Code of Ethics is available to any shareholder that requests it in writing from our Corporate Secretary.

Standing Board Committees.  The Board has an Audit Committee, an Executive Committee, a Personnel Committee, and a Corporate Governance and Nominating Committee.  Each of these committees operates pursuant to a charter.  The charters are available on the Investor Relations page of our website at www.midsouthbank.com.  A printed copy of each charter is also available to any shareholder that requests it in writing from our Corporate Secretary.

Audit Committee.  The responsibilities of the Audit Committee are set forth in our Audit Committee Charter.  The Board has made a determination that its members satisfy NYSE Amex’s requirements as to independence, financial literacy and experience. The Board has also determined that it is not clear whether any member of the Audit Committee is a “Financial Expert” within the meaning of SEC Rules, but the Board does not feel a Financial Expert necessary in view of the overall financial sophistication of the Audit Committee members.

Executive Committee.  The responsibilities of the Executive Committee are set forth in our Executive Committee Charter. Its duties include shareholder relations, Bank examination and SEC reporting.

Personnel Committee.  The responsibilities of the Personnel Committee are set forth in our Personnel Committee Charter.  It is responsible for evaluating the performance and setting/approving the compensation of our executive officers and administering our 2007 Omnibus Incentive Compensation Plan.

Corporate Governance and Nominating Committee.  The responsibilities of the Corporate Governance and Nominating Committee are set forth in our Corporate Governance and Nominating

Committee Charter.  It helps the Board to make determinations of director independence, assess overall and individual Board performance and recommend director candidates, including recommendations submitted by shareholders.

The following chart details the composition of the Board and its committees and also includes the number of meetings held by each group in 2009:

Director	Independent Director	Holding Company Board	Bank Board	Committees of the Board
				Audit	Personnel	Exec	Corp Gov & Nom
Will Charbonnet Sr.	Yes	Chair	Chair	Member	Chair	Chair	Member
James R. Davis Jr.	Yes	Member	Member	Chair	Member
J.B. Hargroder, M.D.	Yes	Vice-Chair	Vice-Chair		Member	Member	Chair
Clayton Paul Hilliard	Yes	Member	Member	Member			Member
Milton B. Kidd III, O.D.	Yes	Member	Member	Member
Timothy J. Lemoine	Yes	Member	Member
R. Glenn Pumpelly	Yes	Member	Member		Member	Member
William M. Simmons	Yes	Member	Member				Member
Joseph V. Tortorice, Jr.	Yes	Member	Member		Member	Member
C.R. Cloutier	No	Member	Member			Member
Karen L. Hail	No	Member	Member
Total Members as of 12/31/2009		11	11	4	5	5	4
Number of Meetings Held in 2009		12	11	9	7	12	2

Director Nominations.  It is the Corporate Governance and Nominating Committee’s policy that candidates for director have the highest personal and professional integrity, have demonstrated exceptional ability and judgment, and have skills and expertise appropriate for serving the long-term interest of our shareholders.  While we have not adopted a diversity policy with respect to the composition of our Board, the Corporate Governance and Nominating Committee seeks directors who will contribute to the diversity of the Board (including diversity of skills, background, and experience) in order to help enhance the quality of the Board’s deliberations and decisions.  The Committee’s process for identifying and evaluating nominees is as follows:  (1) in the case of incumbent directors whose terms of office are set to expire, the Committee reviews their overall service during their terms, including the number of meetings attended, level of participation, quality of performance, and any related party transactions with us during the applicable time period; and (2) in the case of new director candidates, appropriate inquiries into their backgrounds and qualifications are made after considering the function and needs of the Board.  The Committee meets to discuss and consider such candidates’ qualifications, including whether the nominee is independent within the meaning of NYSE Amex rules, and then selects a candidate for recommendation to the Board. In seeking potential nominees, the Committee uses its and management’s network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm, although to date it has not done so.

The Committee will consider director candidates recommended by shareholders who follow the procedures set out in Article IV (H) of our Articles described under “Item 1.  Election of Directors” in this Proxy Statement.  It does not intend to alter the manner in which it evaluates candidates, including the criteria set forth above, based on whether the candidate was recommended by a shareholder or otherwise.

Shareholder Proposals.  Eligible shareholders who want to present a proposal qualified for inclusion in our proxy materials for the 2011 Annual Meeting must forward such proposal to our Secretary at the address listed on the first page of this Proxy Statement in time to arrive before December 24, 2010.  Proxies may confer discretionary authority to vote on any matter for which we receive notice after March 9, 2011, without the matter being described in the Proxy Statement for our 2011 Annual Meeting.

Section 16(a) Beneficial Ownership Reporting Compliance.  The Securities and Exchange Act of 1934 and applicable SEC regulations require our directors, executive officers and ten percent shareholders to file with the SEC initial reports of ownership and reports of changes in ownership of our equity securities, and to furnish us with copies of all the reports they file.  To our knowledge, based on a review of reports given us, all required reports were filed timely except for one incident each by Joseph V. Tortorice, Jr. and James R. McLemore in filing of Form 4.

Personnel Committee Interlocks and Insider Participation. The Personnel Committee is composed entirely of independent directors. None of our executive officers has served on the board of directors or compensation committee (or other committee serving an equivalent function) of any other entity, none of whose executive officers served on our Board of Directors or Personnel Committee. None of the members of the Personnel Committee was an officer or other employee of our Company or any of our subsidiaries during 2009, or is a former officer or other employee of our Company or any of our subsidiaries.
___________________

SECURITY OWNERSHIP OF MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS

Security Ownership of Management

The following table shows as of March 31, 2010, the beneficial ownership of our common stock by each director and nominee, by each executive officer named in the Summary of Executive Compensation Table below, and by all directors and executive officers as a group.  Unless otherwise indicated, the stock is held with sole voting and investment power.

Name	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Will Charbonnet, Sr.	167,747	(1,2)	1.73%
C. R. Cloutier	408,392	(1,3)	4.19%
James R. Davis, Jr.	77,264	(4)	0.79%
Karen L. Hail	111,385	(5)	1.15%
J. B. Hargroder, M.D.	451,408	(1,6)	4.64%
Clayton Paul Hilliard	252,079	(7)	2.59%
Milton B. Kidd, III, O.D.	242,804		2.50%
Timothy J. Lemoine	28,165	(8)	0.29%
R. Glenn Pumpelly	22,279	(1,9)	0.23%
William M. Simmons	221,228	(10)	2.28%
Joseph V. Tortorice, Jr.	113,139	(1,11)	1.16%
J. Eustis Corrigan, Jr.	5,748	(12)	0.06%
Donald R. Landry	94,744	(13)	0.97%
James R. McLemore	1,000	(14)	0.01%
Teri S. Stelly	26,040		0.27%
A. Dwight Utz	2,913	(15)	0.03%
All directors and executive officers as a group (16 persons)	2,238,492	(16)	22.96%
_________________________

(1)
Stock held by our Directors’ Deferred Compensation Plan & Trust (the “DDCP”) is  beneficially owned by its Plan Administrator, our Executive Committee, the members of which could be deemed to share beneficial ownership of all Stock held in the DDCP (370,857 shares or 3.81% as of March 31, 2010).  For each director, the table includes the number of shares held for his or her account only, while the group figure includes all shares held in the DDCP.  Stock held by our Employee Stock Ownership Plan (the “ESOP”) is not included in the table, except that shares allocated  to an individual’s account are included as beneficially owned by that individual.  Shares which may be acquired by exercise of currently exercisable options (“Current Options”) are deemed outstanding for purposes of computing the percentage of outstanding Stock owned by persons beneficially owning such shares and by all directors and executive officers as a group but are not otherwise deemed to be outstanding.

(2)	Includes 51,826 shares as to which he shares voting and investment power.

(3)
Includes 226,527 shares as to which he shares voting and investment power.  Mr. Cloutier and his wife, Brenda Cloutier, have pledged 15,000 shares to Whitney Bank securing a loan in the amount of $300,000 with a balance of $220,174 for their daughter’s daycare business.  Additionally, Mr. and Mrs. Cloutier have pledged 6,979 shares to First National Banker’s Bank to secure a personal loan in the amount of $140,045 with a balance of $73,081.

(4)
Includes 8,998 shares as to which he shares voting and investment power. Mr. Davis has pledged 27,375 shares to Capital One Investments to secure a $250,000 line of credit with a balance of $230,000 as well as a securing a $159,658 loan with a balance of $148,100.

(5)	Includes 1,244 shares as to which she shares voting and investment power.

(6)	Includes 395,800 shares as to which he shares voting and investment power.

(7)
Includes 120,303 shares as to which he shares voting and investment power. Mr. Hilliard has pledged 43,672 shares to MidSouth Bank as partial security on a $1,000,000 line of credit with a balance of $0.00.  Additionally, Mr. Hilliard has 15,200 shares in his Morgan Stanley account which serves as collateral for his UBS Line of Credit which has an outstanding balance of $604,221.

(8)	Includes 20,733 shares as to which he shares voting and investment power.

(9)	Includes 22,279 shares as to which he shares voting and investment power.

(10)	Includes 8,365 shares as to which he shares voting and investment power.

(11)	Includes 95,985 shares as to which he shares voting and investment power.

(12)	Includes 5,448 shares as to which he shares voting and investment power.

(13)	Includes 38,082 shares as to which he shares voting and investment power.

(14)	Includes 1,000 shares as to which he shares voting and investment power.

(15)	Includes 55 shares as to which he shares voting and investment power.

(16)	Total reflects 12,157 shares held in Director’s Deferred Compensation Plan & Trust for the benefit of a former director who has not yet received a distribution.
_______________________

The following table shows the number of shares in the DDCP (see footnote 1 above) and ESOP, and the number of shares subject to Current Options, (options that the named person may exercise in 60 days) that have been included in the above ownership table.

Name	DDCP	ESOP	Current Options
Will Charbonnet, Sr.	51,709	--	--
C. R. Cloutier	62,966	33,110	24,816
James R. Davis, Jr.	40,893	--	--
Karen L. Hail	40,383	56,731	--
J. B. Hargroder, M.D.	55,608	--	--
Clayton Paul Hilliard	23,517	--	--
Milton B. Kidd, III, O.D.	18,549	--	--
Timothy J. Lemoine	7,432	--	--
R. Glenn Pumpelly	--	--	--
William M. Simmons	53,303	--	--
Joseph V. Tortorice, Jr.	4,340	--	--
J. Eustis Corrigan, Jr.	--	300	0
Donald R. Landry	--	27,569	--
James R. McLemore	--	0	--
Teri S. Stelly	--	22,475	2,888
A. Dwight Utz	--	2,858	0

_______________________

Security Ownership of Certain Beneficial Owners

The following lists as of March 31, 2010, the only persons other than the persons listed in the table above known to us to beneficially own more than five percent of our Stock.

Name and Address Of Beneficial Owner	Shares Beneficially Owned		Percent of Class
MidSouth Bancorp, Inc., Employee Stock Ownership Plan, ESOP Trustees and ESOP Administrative Committee P. O. Box 3745, Lafayette, LA 70502	570,807	(1)	5.88%

Sandler O’Neill Asset Management, LLC(2) 780 Third Avenue, 5th Floor New York, New York 10017	554,900		5.71%

Jacobs Asset Management, LLC(3) One Fifth Avenue New York, New York 10003	585,408		6.02%

Stichting Pensioenfonds ABP(4) Oude Lindestraat 70 Postbus 2889, 6401 DL Heerlen The Kingdom of the Netherlands	581,900		5.98%
_________________________

(1)
The Administrative Committee directs the Trustees how to vote the approximately 19,561 unallocated shares in the ESOP as of  March 31, 2010.  Voting rights of the shares allocated to ESOP participants’ accounts are passed through to them.  The Trustees have investment power with respect to the ESOP’s assets, but must exercise it in accordance with an investment policy established by the Administrative Committee. The Trustees are Irving Boudreaux, a Regional President, and Bernie Parnell and Susan Benoit, two Bank employees.  The Administrative Committee consists of two Bank employees Marla Napier and Monique Bradberry and Susan Davis, a Senior Accounting Supervisor.

(2)	Based on a Schedule 13D/A filed on March 11, 2010.
Based on a Schedule 13G filed on December 28, 2009.
(4)	Based on a Schedule 13G filed on February 16, 2010.
_________________________

Certain Relationships and Related Transactions

Directors, nominees, executive officers and their associates have been customers of, and have borrowed from MidSouth Bank in the ordinary course of business, and such transactions are expected to continue in the future.  Any loans or other extensions of credit made by the Bank to such individuals were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated third parties and did not involve more than the normal risk of collectability or present other unfavorable features.

We do not have a formal policy with respect to the approval of related party transactions, other than our policies with respect to the approval of loans made to directors and executive officers.  However, it is expected that an appropriate committee of the board that is comprised of independent directors will review and, if appropriate, approve any transaction in which the Company is or will be a party and the amount exceeds $120,000, and in which any of the Company’s directors, executive officers or significant shareholders had, has or will have a material interest.  Such transactions will only be approved if they are deemed to be in the best interest of the Company and its shareholders.

_________________________

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis may contain statements regarding future individual and Company performance targets or goals. We have disclosed these targets or goals in the limited context of our compensation programs and, therefore, you should not take these statements to be management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply such statements to other contexts.

This Compensation Discussion and Analysis is intended to assist you in understanding our compensation programs.  It is intended to explain the philosophy underlying our compensation strategy and the fundamental elements of compensation paid to our Chief Executive Officer, Chief Financial Officer, and other individuals included in the Summary Compensation Table for 2009.

Objectives of Our Compensation Programs

The Personnel Committee of the Board of Directors (the “Personnel Committee”) has the responsibility for continually monitoring the compensation paid to our Named Executive Officers (“NEOs”) as well as other executive employees.  The Personnel Committee believes that compensation of our executive officers should encourage creation of shareholder value and achievement of strategic corporate objectives.  Specifically, the Personnel Committee is committed to ensuring that the total compensation package for our executive officers will serve to:

•	Attract, retain, and motivate outstanding executive officers whom add value to us based on individual and team contributions;
•	Provide a competitive salary structure in all markets where we operate; and
•	Align the executive officers’ interests with the long-term interests of our shareholders to enhance shareholder value.

Impact of American Recovery and Reinvestment Act of 2009 on Executive Compensation

In January 2009, the Company received $20 million in capital under the CPP.  The CPP imposes restrictions on executive compensation which are detailed further in the narrative.  We were required to make certain changes to executive compensation arrangements as necessary to comply with the provisions of the EESA.  These restrictions and prohibitions apply to various officers, as discussed in greater detail below.

Compensation Philosophy

We believe it is in the best interest of our shareholders and us to provide competitive compensation to attract and retain the most qualified executive officers with demonstrated leadership abilities that will secure our future.  We do this by providing compensation that is tied to our short and long-term performance goals to motivate our executive officers to attain these goals.  Our policy is to provide a large portion of compensation in cash, including an annual base salary and an opportunity to receive an annual incentive that is based on earnings per share (“EPS”).  We provide this to keep the executive officers focused on current earnings and stability and to strongly align the executives with the interests of our shareholders.  We target executive salaries at the 50th percentile of the market.  Cash compensation (salary + cash incentives) and direct compensation (cash compensation + equity incentives) are targeted at the 50th percentile of the market when target performance goals are achieved and at the 75th percentile of the market when maximum performance goals are achieved.

As a participant in the CPP, the Company is subject to certain restrictions and limitations on the compensation it may provide to certain executive officers and other employees.  Accordingly, the Company’s compensation programs must be designed and administered in compliance with these restrictions and limitations for as long as the Company remains subject to them.  Additionally, as a financial institution, we must abide by any other rules, regulations or guidelines that may be imposed by bank regulatory authorities in the area of compensation.

Elements of Compensation

We have not made any material changes in individual compensation in 2009 compared to 2008.  The elements of compensation used during 2009 to compensate the executive officers include:

•	Base Salary – fixed base pay that reflects each officer’s position, individual performance, experience, and expertise.
•	Annual Incentives – cash awards that vary based upon EPS performance under the Company’s Incentive Compensation Plan (CICP).
•
Long-term Incentives – equity-based awards (historically stock options) under the 2007 Omnibus Incentive Plan that provide a reward for increases in the stock price.  No equity awards were made in 2009.

•
Retirement Benefits – includes the employee stock ownership plan (ESOP), 401(k) retirement plan, and Executive Indexed Salary Continuation Agreements for Mr. Cloutier, Ms. Hail, and Mr. Landry.   Mr. Cloutier and Ms. Hail also participate in the Director Deferred Compensation Plan.

•
Other Compensation – certain executives receive additional benefits and perquisites such as split dollar life insurance, supplemental term life insurance, supplemental disability insurance, company car, moving expenses, uniform allowance, cell phone, board of director fees, and club memberships.

Process for Determining Executive Officer Compensation

•   Role of the Personnel Committee and the Executive Officers. The Personnel Committee administers our executive compensation programs.  The Personnel Committee annually reviews and recommends the levels, performance goals, and strategic objectives, relating to compensation of the Chief Executive Officer to our Board.  Final approval on the CEO’s compensation is made by the full Board.  The Personnel Committee also consults with the CEO on the compensation levels of the other executive officers.  Based on these discussions, the Personnel Committee along with the CEO recommends the compensation levels for the other NEOs to the Board.

The Personnel Committee periodically reviews our incentive plans and other equity based plans.  The Personnel Committee reviews, adopts, and submits to the Board any proposed arrangement or plan and any amendment to an existing arrangement or plan that provides or will provide benefits to the executive officers collectively or to an individual executive officer.  The Personnel Committee has sole authority to retain and terminate a compensation consultant or other advisor as the Personnel Committee deems appropriate.

The Company, through the Personnel Committee, has the sole discretion: (a) to determine whether and to what extent any NEO compensation plans covering the Executive encourage taking unnecessary and excessive risks that threaten the value of the Company; (b) to determine whether and to what extent any other employee compensation plans covering the Executive pose risks to the Corporation that should be limited; (c) to determine whether and to what extent any compensation plans covering the Executive encourage the manipulation of reported earnings and; (d) to limit or eliminate any compensation or compensation plan based on these determinations. The Personnel Committee has concluded that the current structure of all of the Company’s employee compensation plans do not contribute to excessive risk taking that could reasonably be expected to have a material adverse effect on the Company.

During 2009, the Personnel Committee consisted of Will Charbonnet, Sr. (Chairman), James R. Davis, Jr., J. B. Hargroder, M.D., Joseph V. Tortorice, Jr., and R. Glenn Pumpelly.  The members of the Personnel Committee all qualify as independent, outside members of the Board in accordance with the requirements of the NYSE Amex, current SEC regulations and section 162(m) of the Internal Revenue Code.

•   Role of the Compensation Consultant.  The Personnel Committee has historically engaged a compensation consultant to provide input on executive compensation issues.  In 2009, the Personnel Committee retained Amalfi Consulting, an independent third-party consulting company specializing in providing compensation consulting services to financial institutions, for the following projects:  overall compensation review for executives, advisory services for CPP, and advisory services for employment agreements.  For these projects Amalfi consultants reported directly to the Personnel Committee.  Amalfi Consulting was engaged by management to conduct a cash compensation review for management.  Amalfi was also engaged by management and the Personnel Committee to design a new cash and equity incentive plan.

•   Benchmarking.  To ensure the competitiveness of our total compensation package, in 2009 the Personnel Committee engaged Amalfi Consulting to review its executive and officer total compensation, which provided compensation data for four of the NEOs (CEO, CFO, COO, CLO) as well as two other top officers.  This review included data on salary, cash compensation (salary and annual cash incentives), direct compensation (cash compensation and all forms of equity compensation), and total compensation (direct compensation and all other forms of compensation).  The Company’s proxy peer group was established and industry salary surveys were utilized in the report.   The peer group was created based on the following criteria that we believe reflect companies within our industry with similar size, strategy and geographic locations:

•	Publicly traded financial institutions;
•	Locations in the states of: AL, AR, FL, KS, LA, MO, MS, NC (only SCMF), OK, TN & TX;
•	ROA greater than .20%;
•	ROE greater than 2.0%;
•	NPAs/Assets less than 5%;
•	$400 million - $3 billion in assets; and
•	Comparable business model and performance results.

Shaded banks were used in our prior peer group, and were determined to still be an appropriate peer comparison.  Prior peers that did not meet the criteria listed above were removed.

	Company	Ticker	City	State	Total Assets 2008Y ($000)	Total Assets LTM 9/2009 ($000)	ROAA LTM 9/2009 (%)	ROAE LTM 9/2009 (%)	NPAs/ Assets LTM 9/2009 (%)
1	Southside Bancshares, Inc.	SBSI	Tyler	TX	2,700,238	2,941,563	1.69	26.55	0.75
2	Great Southern Bancorp, Inc.	GSBC	Springfield	MO	2,659,923	3,726,996	1.74	22.26	1.73
3	Home BancShares, Inc.	HOMB	Conway	AR	2,580,093	2,631,736	0.37	2.90	1.97
4	Southern Community Finan’l Corp.	SCMF	Winston-Salem	NC	1,803,778	1,725,341	-2.88	-36.14	2.36
5	TIB Financial Corp.	TIBB	Naples	FL	1,610,114	1,717,622	-1.71	-25.92	7.07
6	First M&F Corporation	FMFC	Kosciusko	MS	1,596,865	1,676,469	-2.26	-26.09	6.05
7	Encore Bancshares, Inc.	EBTX	Houston	TX	1,587,844	1,600,720	-0.62	-5.32	2.83
8	MetroCorp Bancshares, Inc.	MCBI	Houston	TX	1,580,238	1,629,732	-0.28	-2.93	4.05
9	Wilson Bank Holding Company	WBHC	Lebanon	TN	1,406,786	1,441,111	0.83	8.98	1.03
10	CenterState Banks, Inc.	CSFL	Davenport	FL	1,333,143	1,783,823	-0.13	-1.13	3.61
11	First Citizens Bancshares, Inc.	FIZN	Dyersburg	TN	927,502	942,567	0.92	10.79	1.43
12	First Farmers and Merchants Corp.	FFMH	Columbia	TN	911,137	931,474	0.78	6.78	NA
13	Peoples Financial Corporation	PFBX	Biloxi	MS	896,408	888,482	0.52	4.47	3.15
14	Cass Information Systems, Inc.	CASS	Bridgeton	MO	885,228	1,033,395	1.83	15.14	0.38
15	First Guaranty Bancshares, Inc.	FGYH	Hammond	LA	871,432	934,928	0.69	9.31	1.14
16	Citizens Holding Company	CIZN	Philadelphia	MS	766,047	819,338	0.96	10.37	1.68
17	Auburn National Bancorporation, Inc.	AUBN	Auburn	AL	745,970	786,042	0.41	5.72	1.75
18	United Security Bancshares, Inc.	USBI	Thomasville	AL	668,002	695,226	0.85	7.20	4.84
19	Landmark Bancorp, Inc.	LARK	Manhattan	KS	602,213	603,921	0.48	5.56	2.33
20	First Bancshares, Inc.	FBMS	Hattiesburg	MS	474,824	485,889	0.32	3.80	NA
	Average				1,330,389	1,449,819	0.23	2.12	2.68
	25th Percentile				845,086	871,196	-0.17	-1.58	3.50
	50th Percentile				1,130,323	1,237,253	0.50	5.64	2.15
	75th Percentile				1,600,177	1,719,552	0.87	9.58	1.49
	MidSouth Bancorp, Inc.	MSL	Lafayette	LA	936,815	947,830	0.48	5.01	1.73
	Percent Rank				47%	42%	47%	45%	65%

•   Pay Level and Benchmarking Process.  To evaluate executive pay, the Personnel Committee considers data collected on external competitive levels of compensation and internal relationships within the executive group.  The Personnel Committee makes decisions regarding individual executives’ target total compensation opportunities based on the need to attract, motivate and retain an experienced and effective management team.

Although the Personnel Committee gains considerable knowledge about the competitiveness of the Company’s compensation programs through the benchmarking process and by conducting periodic studies, the Personnel Committee recognizes that each financial institution is unique and that significant differences between institutions in regard to executive compensation practices exist.

According to the report provided by Amalfi Consulting, salaries for the CEO, CFO, CLO and COO were 8% below the 50th percentile on average and total compensation amounts were at the market 50th percentile on average.  However, the Personnel Committee noted that total compensation includes cash incentive awards that the CEO is no longer eligible to receive due to CPP participation. The primary data source used in evaluating competitive market levels for the NEOs was the customized peer group shown in the table above.  This information was supplemented with banking industry survey data from Amalfi Consulting, Watson Wyatt, American Banker’s Association, Bank Administration Institute, and Crowe Chizek.

Recent proposed guidance by regulatory entities such as the Federal Reserve and Treasury coincided with the Personnel Committee’s continued evaluation of the total compensation for the executives and officers.  In late 2009, the Board decided to restructure the CEO’s total compensation going forward to be weighted more toward base salary based on the findings of the 2009 Amalfi Consulting study.  A comparison of total CEO compensation provided by Amalfi Consulting showed Mr. Cloutier’s base salary to be 33% below competitive market levels as compared to the Company’s peer group.  As a result, the Personnel Committee approved an increase in the CEO’s base salary from $200,000 to $325,000, effective January 1, 2010.  In accordance with applicable Treasury regulations, Mr. Cloutier will not receive any cash incentive awards.  Relative to the Company’s peer group, his 2010 cash compensation ($325,000 + $0 cash incentive) is near the 50th percentile.

•   Base Salary. Although we favor the use of incentive compensation, we believe it is necessary and prudent to pay a portion of total compensation in the form of a competitive fixed base salary.  We believe the payment of a fixed base salary to our executive officers helps maintain productivity by providing a guaranteed and dependable base amount of income.

When setting base salary levels, the Personnel Committee takes into account the total direct cash compensation amount targeted for each executive.  Essentially, base salary is established by determining the amount of money, in combination with the anticipated amount of annual incentive, necessary to attract and retain top caliber executive officers.  Therefore, adjustments to base pay levels are made with careful consideration to the total compensation provided to our executive officers.

It is also our goal to set specific base salary levels which appropriately reflect the role and responsibility of the executive officer.  Therefore, the Personnel Committee also considers the abilities, qualifications, accomplishments, prior work experience, and cost of living of the executive officer when determining the final recommendation to the Board.  Salary changes from 2008 to 2009 are shown in the table below.  Due to the current economic environment, no base salary increases were made in 2009.  The 2010 salary for the CEO is explained in the text above.  To date, no other 2010 salary increase decisions have been made for the other NEOs.

Named Executive Officer	2008 Base Salary	2009 Base Salary	2010 Base Salary	% Increase 2009 to 2010
C.R. Cloutier	$200,000	$200,000	$325,000	62.5	%(1)
Karen L. Hail	$157,000	$157,000	TBD	na
Donald R. Landry	$154,000	$154,000	na	na
James R McLemore	na	$195,000	$210,000	7.7%
Teri S Stelly	na	$88,644	TBD	na

(1)  As noted above, Mr. Cloutier’s 2009 base salary was 33% below competitive market levels.  In accordance with applicable Treasury regulations, Mr. Cloutier will not                      receive any cash incentive awards.  Relative to the proxy peer group, his 2010 cash compensation ($325,000 + $0 cash incentive) is near the 50th percentile.

•  Annual Incentives.   Cash incentives under the 2009 Company’s CICP are primarily designed to reward increased shareholder value as well as to focus the executive officers on our goals for a particular year and to reward executive officers upon achievement of those goals.  We believe annual incentives are an important element of executive officers’ compensation because they provide the incentive and motivation to lead us in achieving success. The 2009 annual incentive under the CICP is tied to earnings per share (“EPS”) and makes up a significant part of the executive officer’s compensation.  The CEO did not participate in this plan in 2009 due to CPP restrictions.

Before the beginning of each year, the Personnel Committee awards each executive officer a specified number of phantom shares.  Annual incentives are calculated on a quarterly schedule and are based upon the number of phantom shares awarded to the officer at the start of the year, multiplied by our EPS for the quarter.  Sixty percent of the amount determined at each quarter is paid at that time, with the remaining balance paid at the end of the year, provided we were profitable for the entire year.  If we are not profitable for the year (i.e., the fourth quarter results in a large loss) then the balance will not be paid.

The number of phantom shares granted each year is generally determined by December based upon the number of shares awarded in the past year, and the impact of the award on total compensation levels for the executive officer in the coming year.  The determination of award levels takes into account the executive officer’s individual performance compared to the prior year, his or her importance to us, and our overall financial performance.  The granting of phantom shares as the annual incentive in lieu of awarding cash bonuses is preferred by the Personnel Committee.

In December of 2008, the Personnel Committee granted phantom shares for 2009 which resulted in the payouts presented in the table below.  Due to the current economic environment and our financial performance in 2009, there were no increases in the number of shares from 2008 levels.  Amounts are prorated for Mr. McLemore due to his mid-year start date.  Mr. Utz only received a first quarter payout due to his mid-year termination of employment.   This plan will terminate after the 2009 plan year.

Phantom Stock Grants
	2009
Name	# of Shares	Target $0.83 EPS		Earned at Year-End $0.51 EPS
C.R. Cloutier	na	na		na
Karen L. Hail	65,625	$54,469		$33,469
Donald R. Landry	47,250	$39,218		$24,098
James R McLemore	39,375	$16,538	(1)	$11,813
Teri S Stelly	21,838	$18,126		$11,137
A. Dwight Utz	28,926	$24,009		$3,298

 (1) Mr. McLemore’s target is prorated due to his mid-year hire date.

In 2010, we plan to implement a new incentive plan that is based upon specific annual company-wide, regional, department, and individual performance objectives for each officer.  Award opportunities for each officer will be set as a percentage of salary with award amounts split equally between cash and restricted stock.  For the cash component of the incentive plan, the intent is to provide a plan that is based on industry best practices and to provide motivation for each officer to achieve both goals relative to overall Company performance and goals related to their specific job function.  This plan will also help us mitigate risk with each officer having three company-wide goals versus one goal in the prior plan.  Having multiple goals helps ensure there is an appropriate balance of objectives as compared to a focus on one goal that could lead to performance sacrifices in other areas.  The restricted stock component is not performance-based, but vests 100% at the end of three years.  Mr. Cloutier is not eligible for this plan due to CPP restrictions.

•   Long-term Equity Awards. In 2007, we received shareholder approval for an Omnibus Incentive Plan.   This plan provides us with flexibility in the design and implementation of long-term equity award programs.  Under this plan the Personnel Committee may award a variety of forms of equity such as restricted stock, stock appreciation rights, and performance shares.  Stock option grants always have an exercise price equal to our stock price at the time they are awarded. Historically stock options had been granted on a discretionary basis.  A stock option only rewards the executive if the stock price increases over a period of time.  No equity awards were made under this plan in 2009 due to financial performance.

In 2010, the Company is considering restricted stock grants to limit dilution of current shareholders and to ensure long-term retention of key executives.  Similar to past practices, grants would be made on a discretionary basis depending on the overall financial performance of the Company.

•   Retirement Benefits.  Executive officers are eligible to participate in our 401(k) retirement plan, which is a company-wide, tax-qualified retirement plan.  The intent of this plan is to provide all employees with a tax-advantaged savings opportunity for retirement.  We sponsor this plan to help employees in all levels save and accumulate assets for use during their retirement.  As required, eligible pay under this plan is capped at Internal Revenue Code (“IRC”) annual limits.  No matching contributions were made in 2009.

We have entered into Executive Indexed Salary Continuation Agreements with Mr. Cloutier, Ms. Hail, and Mr. Landry.   The agreements provide that upon the executive officer reaching normal retirement age the executive officer will receive payment of amounts as defined in the agreement and presented in the narrative of the Nonqualified Deferred Compensation section of this document.  Due to his voluntary resignation in 2010, Mr. Landry will receive the balance in his pre-retirement account paid out in equal annual installments over a ten-year period beginning at age 65.  Details are presented in the Potential Payments Upon Termination Or Change Of Control section of this document.

To encourage ownership by all employees and therefore tie their interest to the interests of the shareholders, we established an employee stock ownership plan (“ESOP”) in 1986.  The ESOP covers all employees who meet minimum age and service requirements. Amounts of annual contributions to the ESOP are determined on a discretionary basis by the Board.  We made contributions to the NEOs ESOP accounts during 2009 (see footnote six to the Summary Compensation Table).

•   Other Compensation.   Certain executives receive additional benefits and perquisites such as split dollar life insurance, supplemental term life insurance, supplemental disability insurance, company car, moving expenses, uniform allowance, cell phone, board of director fees, and club memberships.

We maintain split dollar insurance arrangements with Mr. Cloutier, Ms. Hail and Mr. Landry.  Each arrangement provides benefits to the executive officer’s designated beneficiary in the event of the executive officer’s death.  Due to his resignation, Mr. Landry is no longer eligible for this arrangement.

We provide Mr. Cloutier, Ms. Hail and Mr. Landry with a supplemental Term Life Insurance Policy payable to a beneficiary of their choice and a supplemental long-term disability policy.  Due to his resignation, Mr. Landry is no longer eligible for this arrangement.

We view certain perquisites as beneficial to us as well as compensation to the executive officers.  For example, the club memberships are regularly used in the general course of our business such as for business meetings or entertaining.  Company cars are used primarily for business purposes.

The executive officers are eligible to participate in benefit plans sponsored by us on the same terms and conditions as those generally provided to salaried employees. Basic health benefits, dental benefits, and similar programs are provided to make certain that access to healthcare and income protection is available to our employees and the employee’s family members.  The cost of our benefit plans are negotiated with the providers of such benefits and the executive officers contribute to the cost of the benefits.

•   Employment Agreements.  Until March 2010, we maintained an employment agreement with our Senior Executive Vice President, Ms. Karen L. Hail.  As of April 1, 2010, in connection with her new role as Director of Asset Procurement, Ms. Hail’s employment agreement is no longer in effect; however, we have agreed to continue to provide her with materially the same level of compensation and benefits that she was entitled to receive under her employment agreement.  We expect to enter into an employment agreement with our Chief Financial Officer, Mr. McLemore, in 2010.  We will enter into a new employment agreement with an executive officer or a potential candidate only when the Board believes it is in the Company’s best interest in order to attract or retain an exceptional employee and the terms of which agreement are limited to those the Board believes necessary based on market conditions.

Under her new employment arrangement, Ms. Hail will continue to receive a minimum annual base salary, term life insurance in the amount of four times annual base salary payable to a beneficiary of her choice, disability insurance of not less than two-thirds of annual base salary, an automobile furnished by us (including insurance, gasoline, and other routine maintenance), membership at a health club, and membership at a dinner club.

Executive Compensation Limitations under EESA, ARRA and the Securities Purchase Agreement

Under EESA, the ARRA and the Securities Purchase Agreement entered into between the Company and the Treasury, the Company will be subject to certain restrictions with respect to the compensation of its Senior Executive Officers and other specified employees until such time as the Treasury ceases to own any equity or debt securities acquired from the Company pursuant to the CPP (the “Securities”). The specific impact of the restrictions and limitations continue to evolve, and issuance of regulations by the Treasury have helped to define the new restrictions and limitations on the Company’s compensation practices. It is the Company’s intent to fully comply with applicable regulations as issued by the Treasury, FDIC, SEC and any other governing body.  In addition, it is the intent of the Company to comply with recently distributed guidance from the Federal Reserve Board (“FRB”) and FDIC with respect to sound incentive compensation policies.

For purposes of these restrictions, “Senior Executive Officers” or “SEOs” are defined under the applicable SEC rules as (1) the principal executive officer (“PEO”), (2) the principal financial officer (“PFO”), (3) the three most highly compensated executive officers other than the PEO and PFO, (4) any additional employees serving in the role of PEO or PFO and (5) two additional individuals who would have been included but for the fact they were not serving as officers at the end of the last fiscal year. The Company has determined the following Named Executive Officers of the Company constitute “SEOs”:  Mr. Cloutier, Ms. Hail, Mr. Landry, Mr. McLemore, Ms. Stelly, Mr. Corrigan, and Mr. Utz, and they are the same group of executives included in the Company’s definition of Named Executive Officers.

Unnecessary and Excessive Risk.  In accordance with the regulatory restrictions and guidance, the Company has taken the following steps to prevent incentivizing SEOs from taking unnecessary and excessive risks that threaten the value of the Company during the period the Treasury holds the Securities:

—
the Personnel Committee (i) by 90 days after the purchase under the CPP must review the SEOs’ incentive and bonus compensation arrangements with the senior risk officer (or other personnel that act in a similar capacity) to ensure that the SEO incentive arrangements do not encourage SEOs to take such unnecessary and excessive risks and (ii) must make reasonable efforts to limit any features of the SEOs’ incentive arrangements that would lead the SEO to take such unnecessary and excessive risks;

—
the Personnel Committee must meet at least annually, while the Treasury holds the Securities, with the senior risk officer to review the relationship between the institution’s risk management policies and the SEO incentive arrangements;

—
the Personnel Committee, comprised entirely of independent directors, must meet at least semi-annually, while the Treasury holds the Securities, to discuss and evaluate employee compensation plans in light of an assessment of any risk posed from such plans; and

—	the Personnel Committee must certify in the Personnel Committee Report included in this Proxy Statement that it has completed the reviews discussed in the prior two bullet points.

General Prohibition.  ARRA included an additional compensation standard prohibiting the use of any compensation plan that encourages manipulation of reported earnings.

Prohibition on Bonus, Retention Awards or Incentive Compensation.  During the period the Treasury holds the Securities, the Company will be prohibited from paying or accruing any bonus, retention award or incentive compensation to the most highly compensated employee, (“MHCE”), for the applicable period.  These restrictions do not apply to “long term” restricted stock that (1) does not “fully” vest while the Securities remain outstanding, (2) has a value that is one-third or less of the total amount of annual compensation of the employee receiving the restricted stock and (3) is subject to such other terms and conditions as the Treasury may determine is in the public interest.

Clawbacks.  Any incentive or bonus payments paid to a SEO and the next twenty most highly-compensated employees during the period that the Treasury holds the Securities must be subject to a “clawback” if the payments were based on materially inaccurate financial statements or any other materially inaccurate financial performance metric criteria.

Golden Parachute Payment Prohibition.  The Company may not make any “golden parachute payments” to SEOs or the next five most highly compensated employees during the period the Treasury holds the Securities. For these purposes, the term “golden parachute payment” generally means any payment to a subject individual made on account of any termination from employment.

Deduction Limitations.  EESA also applies an amended deduction limitation under Section 162(m) of the Internal Revenue Code to the Company for the period that Treasury holds the Securities.  Under this new deduction limitation, the deduction limit for remuneration paid to SEOs during any taxable years was reduced from $1 million to $500,000.  The $500,000 deduction limit is computed without regard to “performance-based compensation” and certain deferrals of income.

Limitation on Luxury Expenditures.  ARRA requires the Board, during the period that the Treasury holds the Securities, to have in place a Company-wide policy prohibiting excessive or luxury expenditures, as identified by the Treasury.

CEO and CFO Certifications of Compliance.  ARRA requires the CEO and CFO to provide to the SEC, written certifications of compliance with the EESA and AARA executive compensation and corporate governance requirements.

As the Personnel Committee reviews the Company’s compensation arrangements going forward, it will continue to take into account, and the Company will comply with, the restrictions set forth in EESA and ARRA and related regulations, as they are promulgated.

•   Financial Restatement.  We adhere to Section 304 of the Sarbanes-Oxley Act of 2002 which requires that if a company is forced to restate its financials the company’s Chief Executive Officer and Chief Financial Officer must give back certain incentive-based or equity-based compensation received.

Each of the NEOs has signed a compensation modification agreement that specifies any awards made under the CICP plan are subject to “clawback,” or repayment, to the Company should the bonus be paid on statements of earnings, gains, officer statements, loan criteria, or any other criteria that are later proven to be materially inaccurate regardless of whether or not the Company or the officer is “at fault.”

The Company’s Incentive Compensation Plan pays out quarterly based on our EPS for each quarter; however, only 60% of the value is paid out.  The remaining 40% is held back until after year-end earnings have been determined.  If there is a decline in earnings for the year, amounts held back may not be paid to the executive officers as the annual incentive is based on our EPS.

•   Stock Ownership Requirements.  The Personnel Committee does not maintain a policy relating to stock ownership guidelines or requirements for our executive officers.  The Personnel Committee does not believe it is necessary to impose such a policy on the executive officers.  Currently, the NEOs, as a group, hold a substantial portion of our stock.  If circumstances change, the Personnel Committee will review whether such a policy is appropriate for our executive officers.

•   Trading in the Company’s Stock Derivatives.  The Personnel Committee does not have a policy prohibiting executive officers from purchasing or selling options on our stock, engaging in short sales with respect to our stock,  or trading in puts, calls, straddles, equity swaps or other derivative securities that are directly linked to our  stock.  We are not aware that any of the executive officers have entered into these types of arrangements.

•   Tax Deductibility of the Named Executive Officers’ Incentive and Equity Compensation.  Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1.0 million paid to a corporation’s Chief Executive Officer and the four other most highly compensated executive officers.

In connection with the compensation of our executive officers, the Personnel Committee is aware of section 162(m) as it relates to deductibility of qualifying compensation paid to executive officers. The Personnel Committee believes that compensation earned in 2009 will not exceed the deductibility limitations on non-excluded compensation to certain executive officers.

CPP participants are subject to provisions of section 162(m)(5) of the Internal Revenue Code which limits the deduction of compensation to $500,000 per year for SEOs.  Compensation covered by this limitation includes incentive compensation and deferred compensation.  We do not believe that compensation provided in 2009 surpasses the $500,000 level for any of our SEOs.

•   Tax and Accounting Implications.  We consider the tax and accounting implication regarding the delivery of different forms of compensation.  We believe that the most efficient form of compensation for the executive officers is cash and, therefore, place a greater emphasis on cash compensation over other forms (i.e., equity).

•   §409A Compliance.  All compensation plans and other relevant documents comply with Internal Revenue Code - Section §409A requirements.

PERSONNEL COMMITTEE REPORT

The Personnel Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) or SEC Regulation S-K with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate to the Committee, the Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement to be delivered to shareholders.

The Personnel Committee has reached the conclusion, through a comprehensive risk assessment, that the compensation programs and practices at the Company do not encourage employees, including the named executive officers, to take unnecessary and/or excessive risk that would threaten the value of the Company.  The risk assessment included various discussions, reviews, and evaluations of the Company’s compensation plans and practices.  The most recent risk assessment was completed and approved by the Personnel Committee on March 10, 2010.  Certification of the completion of the risk assessment has been filed with the Chief Compliance Officer of the Office of Financial Stability at the Department of Treasury as required.

The risk assessment reviewed the following plans:

•	Annual Incentives –2009 Company’s Incentive Compensation Plan (“CICP”)
•	Long-term Incentives –2007 Omnibus Incentive Plan
•
Retirement Benefits –Employee Stock Ownership Plan (“ESOP”), 401(k) Retirement Plan, Executive Indexed Salary Continuation Agreements, and Director Deferred Compensation Plan (which is applicable to the SEOs that also serve as directors)

All of the above plans are discussed in the detail in the “Compensation Discussion and Analysis” section preceding this report.

In conducting its risk assessment with respect to each of the plans listed above, the Personnel Committee considered (a) the mix of base salary and incentive compensation for the SEO and employees to determine that the ratio was balanced to avoid potential risk payment to receive the incentive awards; (b) the amount of equity incentives granted under the plan to ensure that the plans did not over emphasize equity grants; and (c) the Company’s stock ownership requirements that encourage the participants under these plans, primarily SEOs, to think long-term and align their interests with our shareholders.

The Committee believed that the features in the plans for the SEOs and other employees that may have encouraged risk taking have been limited by the Committee’s practice of tying cash incentive payments to targets established by the Personnel Committee.  To limit potential risk taking, the Personnel Committee established what it considered reasonable performance goals, capped payouts under incentive awards and avoided steep payout changes at the various payout levels.  In addition, the Personnel Committee considered that the base salaries for the SEOs continue to be the majority of their cash compensation.  The Committee believes that this further reduces potential unnecessary or excessive risk-taking as such compensation is not at risk by the SEO.  In addition, the performance goals established under the CICP separates the SEOs potential compensation from such items as quarter-to-quarter earnings goals or analysts’ estimates and short-term stock performance which could be more subject to manipulation and could encourage short-term risk taking in order to artificially manipulate short-term performance.  Going forward, incentive compensation will be based on multiple, identified goals based on the company’s growth and performance as a business. This focus on MidSouth Bank’s success in its home markets will help to ensure that the SEOs have a long-term view and ensure that manipulation of short-term earnings or other short-term metrics would not enhance their compensation.

The Personnel Committee also certifies that:

•
It has reviewed with the senior risk officer the senior executive officer (“SEO”) compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of the Company;

•	It has reviewed with the senior risk officer the employee compensation plans and has made all reasonable efforts to limit any unnecessary risk these plans pose to the Company; and

•
It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.

Submitted by the Personnel Committee:

Will Charbonnet Sr., Chairman
James R. Davis, Jr.
J. B. Hargroder, M.D.
Joseph V. Tortorice, Jr.
R. Glenn Pumpelly

RISK COMMITTEE REPORT

The Risk Committee hereby certifies that it has reviewed the senior executive officer (as defined in U.S. Treasury regulations) (“SEO”) compensation arrangements as well as other employee compensation arrangements, to the extent applicable, and has made reasonable efforts to ensure that such arrangements do not encourage SEOs or other employees to take unnecessary and excessive risks that threaten the value of MidSouth Bancorp, Inc.  The nature of the SEOs compensation arrangements and other employee compensation measures reviewed, including equity based compensation, non-equity compensation tied to earnings, salary and the employee stock ownership program contributions appear reasonably tied with the positive long-term performance and value of the company and do not appear to create risks that are reasonably likely to have an adverse effect on the company nor to encourage manipulation of reported earnings to enhance the compensation of any employee.  It also appears that none of the compensation aggregates reviewed is near the deduction limit, for federal income tax purposes, for compensation for covered SEOs.

Submitted by the Risk Committee:

James R. Davis, Jr., Risk Committee Chairman
Teri S. Stelly, Controller
George Shafer, Compliance
Arleen Bodin, Security
Glenda Montet, Risk Manager
Karen Penny, Loan Review
Jay Angelle, Legal Counsel
Larry Miller, Auditor
Michael Leatherman, Loan Review Officer/Special Assets Manager

SUMMARY COMPENSATION TABLE

The following table sets forth compensation received from the Company for the fiscal year ended December 31, 2009, by the Company’s NEOs.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Comp. ($) (6)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
C. R. Cloutier President & Chief Executive Officer	2009	200,000	0	0	0	0	0	91,550	291,550
	2008	200,000	100	0	0	108,938	0	90,970	400,008
	2007	199,833	0	0	0	173,750	0	85,133	458,716
Karen L. Hail Senior Executive VP & Chief Operations Officer	2009	157,000	0	0	0	33,469	0	73,492	263,961
	2008	157,000	100	0	0	54,469	0	75,533	287,102
	2007	156,709	0	0	0	86,875	0	67,995	311,579
Donald R. Landry Senior Executive VP & Chief Lending Officer	2009	154,000	0	0	0	24,098	0	34,196	212,294
	2008	154,000	100	0	0	39,218	0	34,443	227,761
	2007	146,708	0	0	0	62,550	0	35,513	244,771
James R. McLemore Senior Executive VP & Chief Financial Officer (1)	2009	91,625	50,000	0	0	11,813	0	35,086	188,524

Teri S. Stelly Senior VP & Controller (2)	2009	83,173	10,000	0	0	11,137	0	6,266	110,576

J. Eustis Corrigan, Jr. Former Senior Executive VP & Chief Financial Officer (3)	2009	19,609	0	0	0	0	0	430	20,039
	2008	190,000	3,434	0	0	32,681	0	18,902	245,017
	2007	174,584	3,333	0	0	52,125	0	12,097	242,139
A. Dwight Utz Former Senior VP & Chief Retail Officer (4)	2009	52,123	0	0	0	3,298	0	965	56,386
	2008	121,000	100	0	0	24,009	0	11,129	156,238
	2007	112,000	0	0	0	38,293	0	10,428	160,721
_________________________

(1)	Mr. McLemore was hired on July 13, 2009. He received a $50,000 signing bonus upon the start of his employment.
(2)	Ms. Stelly acted as the interim CFO from January 15, 2009 to July 12, 2009.
(3)	Mr. Corrigan resigned on January 15, 2009.
(4)	Mr. Utz resigned on May 15, 2009.
(5)
2009 amounts paid out pursuant to our Incentive Compensation Plan for phantom shares granted in December 2008 for the 2009 plan year.  The phantom shares paid out based on earnings per share of $0.51, the basic undiluted earnings per share for the year-ending 12/31/2009.  Mr. McLemore only received payouts for the last two quarters of 2009.  Mr. Utz only received a payout for the first quarter of 2009.

(6)	2009 all other compensation for the NEOs includes the total of the benefits and perquisites listed in the table below.

Name	Auto Expense ($)	Board of Director Fees ($)	Cell Phone/ PDA ($)	Club Member- ship ($)	Company Contribution - Executive Indexed Salary Continuation Plan ($) (7)	ESOP Company Contrib- ution ($)	Imputed Income - Split Dollar Life Insurance ($)	Supplemental Life Insurance Premiums ($)	Supplemental Long-Term Disability Insurance Premiums ($)	Uniform Allowance ($)	Housing/ Relocation ($)	Total ($)
C. R. Cloutier	198	54,875	1,581	3,089	11,574	9,140	664	3,161	6,768	500	na	91,550
Karen L. Hail	1,469	42,200	836	677	11,421	7,620	663	3,367	4,739	500	na	73,492
Donald R. Landry	941	3,575	1,042	4,667	9,886	7,176	507	3,285	2,617	500	na	34,196
James R. McLemore	645	na	508	610	na	na	na	na	na	166	33,157	35,086
Teri S. Stelly	na	na	503	1,234	na	4,029	na	na	na	500	na	6,266
J. Eustis Corrigan, Jr	na	na	111	319	na	na	na	na	na	na	na	430
A. Dwight Utz	na	na	457	508	na	na	na	na	na	na	na	965
_________________________

In 2010, the Company determined that the EISCP for each officer was under-accrued.  The shortfall will be an additional accrual in 2010 of $7,667 for Mr. Cloutier, $6,296 for Ms. Hail, and $5,407 for Mr. Landry.

GRANTS OF PLAN-BASED AWARDS

The Grants of Plan Based Awards table discloses the total number of non-equity incentive based plan shares granted for the 2009 plan year and the payout opportunity for 2009.  No equity awards were granted in 2009.

		Non-equity Incentive Plan	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)
Name	Grant Date	Awards: Number of Units or Other Rights (1)	Threshold ($)	Target ($)	Maximum ($)
(a)	(b)		(c)	(d)	(e)
C. R. Cloutier	12/31/2008	na	0	na	na
Karen L. Hail	12/31/2008	65,625	0	54,469	na
Donald R. Landry	12/31/2008	47,250	0	39,218	na
James R. McLemore	7/31/2009	39,375	0	16,538	na
Teri S. Stelly	12/31/2008	21,838	0	18,126	na
A. Dwight Utz	12/31/2008	28,926	0	24,009	na
_________________________

(1)
Amounts granted pursuant to our Incentive Compensation Plan as described in the Compensation Discussion & Analysis.  Grants determined and awarded in December 2008 for the 2009 calendar year with the exception of Mr. McLemore.  His shares were granted on July 31, 2009 and his target is prorated due to his July 13, 2009 hire date.

(2)
Threshold is $0.00 based upon basic earnings per share value of $0.00.  Target is based on the December 31, 2009 basic earnings per share of $0.83 times the number of non-equity incentive plan awards granted for 2009. Maximum values cannot be provided since payouts are based directly upon earnings per share with no cap applied.  The actual award earned for 2009 is reported in the Summary Compensation Table.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The Outstanding Equity Awards at Fiscal Year End table reflects each NEOs unexercised option award holdings at December 31, 2009 on an individual award basis.  There were no restricted stock awards outstanding as of December 31, 2009.

	Options Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)	Date Equity Fully Vests (1)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
C. R. Cloutier	24,816	0	0	6.55	5/31/2012	na	na	na	na	5/31/2007
Teri S Stelly	1,985	0	0	8.62	2/10/2013	na	na	na	na	2/10/2008
Teri S Stelly	903	0	0	19.68	2/27/2014	na	na	na	na	2/27/2009
_________________________

(1) All options listed above vest at a rate of 20% per year over a five year period from the date of grant.

OPTION EXERCISES AND STOCK VESTED

The NEOs did not exercise options or have shares of restricted stock vest in 2009.

PENSION BENEFITS

The Company does not provide employees with any pension retirement benefits reportable under this table.  The Executive Indexed Salary Continuation Agreements with the NEOs are considered defined contribution plans and are reported under the Nonqualified Deferred Compensation Table.

NONQUALIFIED DEFERRED COMPENSATION TABLE

The Nonqualified Deferred Compensation table reflects the activity during the 2009 calendar year for each of the NEOs eligible for our deferred compensation benefit plans.

Name	Plan	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year ($)
(a)		(b)	(c)	(d)	(e)	(f)
C. R. Cloutier	DDCP	0	0	90,874	0	875,241
C. R. Cloutier	EISCP	0	11,574	0	0	83,032
Karen L. Hail	DDCP	0	0	58,273	0	561,324
Karen L. Hail	EISCP	0	11,421	0	0	70,767
Donald R. Landry	EISCP	0	9,886	0	0	60,237
_________________________

(1)
DDCP is the Director’s Deferred Compensation Plan which is invested in our common stock.  Earnings are based on the stock dividends during the year.  Dividends paid on the common stock are credited to each account and are used to purchase additional shares of common stock.

(2)
EISCP is the Executive Indexed Salary Continuation Plan.  The amounts presented reflect contributions to the balances held in the pre-retirement accounts associated with the plan.  There are no credited earnings applied to the balances held in these pre-retirement accounts.

For 2009, we provided Mr. Cloutier, Ms. Hail, and Mr. Landry with an Executive Indexed Salary Continuation Agreement which establishes a pre-retirement account.  Upon the executive officer reaching normal retirement age, he or she will receive payment of the pre-retirement account made in annual installments over 10 years.  The pre-retirement account has been established as a liability reserve account on our books for the benefit of the executive officer.  The account is increased or decreased each year by an amount equal to the Index (annual earnings/loss for the year determined by the aggregate annual after-tax income as if potential life insurance contracts were purchased on the effective date of the agreement) less the cost of funds expense for that year (sum of the amount of premiums set forth in the potential life insurance contracts purchased on the effective date of the agreement, plus the amount of any after-tax benefits paid to the executive officer plus the amount of all previous years after-tax costs of funds expense and multiplying the sum by the average after-tax cost of funds of our third quarter report for the year as filed with the Federal Reserve).

In addition to the deferred compensation provided under the Executive Indexed Salary Continuation Agreement, we provide a Director’s Deferred Compensation Plan to all Company directors, including NEOs serving on our Board.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The discussion and tables below reflect the estimated amount of compensation that each of the NEOs would be entitled to in the event of termination of such executive’s employment.  The amounts shown assume a termination date of December 31, 2009.  Amounts do not include compensation and benefits available to all of the Company’s general employees on a non-discriminatory basis.  The ARRA prohibits all golden parachute payments (with the exception of benefits already earned or accrued, and payments in the event of a death or disability) to NEOs for CPP participants.  In the tables below, we show both the payments allowed as a CPP participant and potential payments after the Company no longer has CPP funds.

Compensation and/or Benefits Payable Upon Termination	Early Retirement/ Voluntary Resignation	Involuntary Termination for Cause	Involuntary Termination Without Cause	Termination in Connection with a Change in Control (Without Cause or for Good Reason)	Termination in the Event of Disability	Termination in the Event of Death
C.R. Cloutier
Supplemental Life Insurance Death Benefit	$0	$0	$0	$0	$0	$400,000
Supplemental Long-Term Disability Benefit(1)	$0	$0	$0	$0	$194,738	$0
Executive Indexed Salary Continuation Benefit(1)	$85,817	$0	$85,817	$109,574	$85,817	$90,699
Split-Dollar Life Insurance	$0	$0	$0	$0	$0	$461,430
Total	$85,817	$0	$85,817	$109,574	$280,555	$952,129
Total Allowable Per ARRA Restrictions	$85,817	$0	$85,817	$85,817	$280,555	$952,129
_________________________

(1)	Present value of benefit calculated using 120% of the semi-annual compounded short-term Applicable Federal Rate (“AFR”) as of December 2009 (0.83%).

Upon voluntary resignation and in the event of involuntary termination without cause, Mr. Cloutier receives the balance in his pre-retirement account under the Executive Indexed Salary Continuation Plan (“EISCP”) paid out in equal annual installments over a ten-year period beginning at the age of 65.

In the event of termination without cause or for good reason in connection with a change-in-control, Mr. Cloutier will receive the benefit specified under the terms of his EISCP as if he had been continuously employed until his normal retirement age of 65.

Upon long-term disability, Mr. Cloutier will receive the benefit presented in the table as specified under his supplemental long-term disability policy.  Mr. Cloutier also receives the balance in his pre-retirement account paid out in equal annual installments over a ten-year period beginning at the age of 65.

Upon death, Mr. Cloutier’s beneficiaries will receive the benefit as defined under his supplemental life insurance policy and 80% of the death benefit of the whole life policy associated with the EISCP.  In addition, his beneficiaries will receive a lump-sum payment of the unpaid accrued benefit balance in his pre-retirement account associated with the EISCP.

Compensation and/or Benefits Payable Upon Termination	Early Retirement/ Voluntary Resignation	Involuntary Termination for Cause	Involuntary Termination Without Cause	Termination in Connection with a Change in Control (Without Cause or for Good Reason)	Termination in the Event of Disability	Termination in the Event of Death
Karen L. Hail
Cash Severance Payment	$0	$0	$157,000	$157,000	$0	$0
Supplemental Life Insurance Death Benefit	$0	$0	$0	$0	$0	$500,000
Supplemental Long-Term Disability Benefit(1)	$0	$0	$0	$0	$675,588	$0
Executive Indexed Salary Continuation Benefit(1)	$51,174	$0	$51,174	$124,295	$51,174	$77,063
Split-Dollar Life Insurance	$0	$0	$0	$0	$0	$631,502
Total	$51,174	$0	$208,174	$281,295	$726,762	$1,208,565
Total Allowable Per ARRA Restrictions	$51,174	$0	$51,174	$124,295	$726,762	$1,208,565
_________________________

(1)	Present value of benefit calculated using 120% of the semi-annual compounded mid-term AFR as of December 2009 (3.14%).

Upon voluntary resignation, Ms. Hail receives the balance in her pre-retirement account under the EISCP paid out in equal annual installments over a ten-year period beginning at the age of 65.

Under her prior employment agreement that was in place as of December 31, 2009, Ms. Hail would receive a lump sum payment equal to one times base salary in the event of involuntary termination without cause.  Ms. Hail will receive the balance in her pre-retirement account paid out in equal annual installments over a ten-year period beginning at the age of 65.

Under her prior employment agreement, in the event of a termination without cause or for good reason in connection with a change-in-control, Ms. Hail would have received one times base salary payable in equal installments over 12 months.  She will receive the benefit specified under the terms of her EISCP as if she had been continuously employed until her normal retirement age of 65.

Upon long-term disability, Ms. Hail will receive the benefit presented in the table as specified under her supplemental long-term disability policy.  Ms. Hail also receives the balance in her pre-retirement account paid out in equal annual installments over a ten-year period beginning at the age of 65.

Upon death, Ms. Hail’s beneficiaries will receive the benefit as defined under her supplemental life insurance policy and 80% of the death benefit of the whole life policy associated with the EISCP.  In addition, her beneficiaries will receive a lump-sum payment of the unpaid accrued benefit balance in her pre-retirement account associated with the EISCP.

Compensation and/or Benefits Payable Upon Termination	Resignation Effective 1-25-2010
Donald R. Landry
Executive Indexed Salary Continuation Benefit	$32,422

Under the EISCP, Mr. Landry will receive the balance in his pre-retirement account paid out in equal annual installments of $6,922 over a ten-year period beginning at age 65 due to his voluntary resignation.  The present value of this benefit shown above is calculated using 120% of the semi-annual compounded long-term AFR as of December 2009 (4.96%).

Mr. Corrigan resigned effective January 15, 2009 and Mr. Utz resigned May 15, 2009.  They received no benefit or payment in connection with their termination event.  Ms. Stelly and Mr. McLemore are not eligible for any benefits or payments under any termination events.

Under the Company’s 1997 Stock Incentive Plan, all unvested stock options, stock appreciation rights, and shares of restricted stock shall become fully vested upon a change in control, as defined in the plan document.  No NEOs have any unvested stock options, stock appreciation rights, or restricted stock.

If we terminate any of the NEOs for cause, we shall have no obligations to the executive after the date of termination.

OUTSIDE DIRECTOR COMPENSATION

The following table sets forth the compensation paid to each of our outside directors for the 2009 calendar year. Information regarding compensation paid to our inside directors, Mr. Cloutier  and Ms. Hail is included in the Summary Compensation Table.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Comp. ($) (3)	Total ($)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)
Will Charbonnet Sr.	63,900		0	0	0	0	0	63,900
James R. Davis Jr.	50,410		0	0	0	0	0	50,410
J.B. Hargroder, M.D.	54,375	(1)	0	0	0	0	0	54,375
Clayton Paul Hilliard	35,700		0	0	0	0	0	35,700
Milton B. Kidd III, O.D.	35,670		0	0	0	0	0	35,670
Timothy J. Lemoine	40,500		0	0	0	0	0	40,500
R. Glenn Pumpelly	39,800		0	0	0	0	0	39,800
William M. Simmons	45,135	(1)	0	0	0	0	0	45,135
Joseph V. Tortorice, Jr.	36,875	(1)(2)	0	0	0	0	0	36,875
_________________________

(1)	Includes director’s fees for Texas Region Advisory Board of Directors of MidSouth Bank as applicable.
(2)	Includes $30,200 in fees deferred into the Director’s Deferred Compensation Plan used to purchase 1,958 shares of our common stock.

Certain directors receive perquisites such as travel reimbursement; however, the aggregate amount of such compensation is less than $10,000 and therefore details regarding the perquisites are not included.

(4)	None of the directors have any outstanding equity awards.

2009 BOARD FEE SCHEDULE

A schedule of director fees is listed below.  All directors of the holding company are also directors of the Bank.  Directors receive meeting fees only for meetings they attend.

2009 Summary of Board Fee Schedule
Monthly Board Service Fee (Retainer)
Holding Company Board	$750
Bank Board	$250
Additional Monthly Fees per Responsibility
Board Chair	$900
Board Vice-Chair	$450
Audit Committee Chair	$800
Holding Company & Bank Board Meeting Fees
Regular Board Meetings	$500
Special Board Meetings	$500
Committee Meetings
• First Hour	$200
• Amounts Per Additional Hour	$100

Director’s Deferred Compensation Plan

We have a Directors Deferred Compensation Plan (DDCP) for members of the Board, administered by the Executive Committee of the Board.  To participate in the Plan, the Director executes a Deferral Authorization form in which the Director agrees to defer all or a specified percentage of his/her fees payable for the services as a member of the Board or a participating subsidiary.  As of the last day of each calendar month, fees deferred are credited to the account and are used to purchase our common stock.  Dividends paid on the common stock are credited to each account and are used to purchase additional shares of common stock. Amounts in each Director’s account are distributed in a single lump sum either (i) 60 days after the later of the Director ceasing to be a member of the Board, or the Director attaining age 65 or (ii) in the sole discretion of the Board not earlier than one year after reasonable conditions as established by the Board are satisfied, the Director ceases to be a member of the Board, and the Director requests payment.

AUDIT COMMITTEE REPORT

Our Audit Committee is composed of four non-employee directors.  The Board has made a determination that its members satisfy NYSE Amex’s requirements as to independence, financial literacy and experience. The Board has also determined that it is not clear whether any member of the Committee is a “Financial Expert” within the meaning of SEC Rules, but the Board does not feel a financial expert necessary in view of the overall financial sophistication of Committee members. The responsibilities of the Audit Committee are set forth in our Audit Committee Charter.

The Committee reviewed and discussed the audited financial statements with management including a discussion of the quality of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures contained in the financial statements.  The Committee also discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380).  The Committee also received the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditors the independent auditors’ independence.

The Committee discussed with our internal and independent auditors the overall scope and plans for their respective audits.  The Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

Based on the reviews and discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

By the members of the Audit Committee:

James R. Davis, Jr., Chairman
Will Charbonnet, Sr.
Clayton Paul Hilliard
Milton B. Kidd, III, O.D.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Principal Accountant

The Audit Committee of the Board of Directors has appointed the firm of Porter Keadle Moore, LLP, independent certified public accountants, to serve as our principal auditors and to perform the audit of the financial statements for the fiscal year ending December 31, 2010.

Representatives of Porter Keadle Moore, LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate shareholder questions.

Fees and Services

During the period covering the fiscal years ended December 31, 2009 and 2008, Porter Keadle Moore, LLP performed the following professional services.

Description	2009	2008
Audit Fees	$287,427	$240,192

Audit-Related Fees	-	-

Tax Fees	-	-

All Other Fees	-	-

Audit Fees include aggregate fees billed for professional services rendered by Porter Keadle Moore, LLP for the audit of the Company’s annual consolidated financial statements for the years ended December 31, 2009 and 2008, including the audit of internal control over financial reporting; review of the annual report on Form 10-K; and review of quarterly condensed consolidated financial statements included in periodic reports filed with the SEC, including out of pocket expenses.  Included in the $287,427 of audit fees billed in 2009 was $53,500 in capitalized expenses associated with the review of regulatory filings.  These include documents filed with the SEC related to the issuance of Series A preferred stock on Form S-3 and the issuance of common stock on Form S-1.

Pre-Approval Policy
The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors.  These services may include audit services, audit-related services, tax services and other services.  Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget.  The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for services performed to date.  The Audit Committee may also pre-approve particular services on a case-by-case basis.  The Audit Committee approved all of the services performed by Porter Keadle Moore, LLP in 2009.

ANY SHAREHOLDER MAY BY WRITTEN REQUEST OBTAIN WITHOUT CHARGE A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2009, WITHOUT EXHIBITS.  REQUESTS SHOULD BE ADDRESSED TO SALLY D. GARY, INVESTOR RELATIONS, P. O. BOX 3745, LAFAYETTE, LOUISIANA 70502.

By order of the Board of Directors /s/ Karen L. Hail
Karen L. Hail
Senior Executive Vice President
Secretary to the Board

Lafayette, Louisiana
April 23, 2010